Exhibit 99.1

MoneyGram International Reports Fourth Quarter and Full Year 2012 Financial Results

Strong full-year and fourth quarter money transfer constant currency revenue growth of 13 percent on transaction growth of 14 percent

Global agent network surpasses 310,000

DALLAS--(BUSINESS WIRE)--February 6, 2013--MoneyGram International, Inc. (NYSE:MGI), a leading global payment services company, reported financial results for the fourth quarter and full year ended December 31, 2012.

Full year highlights:

  Total revenue was $1,341.2 million, an increase of 7 percent over the prior year.
    Total fee and other revenue increased 8 percent to $1,328.6 million from $1,230.9 million in the prior year.
    Money transfer fee and other revenue increased 10 percent over the prior year to $1,148.5 million, and increased 13 percent on a constant currency basis.
  Money transfer transaction volume increased 14 percent over the prior year, led by:
    18 percent growth in sends originated outside of the U.S.
    13 percent growth in U.S. outbound on the strength of U.S.-to-Mexico sends, which grew 21 percent
    10 percent growth in U.S.-to-U.S. sends.
  Adjusted EBITDA increased 6 percent to $278.9 million and in constant currency adjusted EBITDA increased 8 percent to $283.8 million. Adjusted EBITDA margin was 20.8 percent, down from 21.1 percent in the prior year. Adjusted EBITDA was negatively impacted by $4.9 million related to a lower euro valuation against the U.S. dollar compared to the prior year, $4.3 million from lower investment revenue, and $4.0 million from higher compliance related investments.
  The Company reported EBITDA of $139.9 million and a net loss of ($49.3) million. Both EBITDA and net loss were primarily impacted by:
    $100.0 million forfeiture related to the settlement of the investigation by the U.S. Attorney’s Office for the Middle District of Pennsylvania (“MDPA”)
    $19.2 million of legal expenses primarily related to the MDPA settlement and the settled shareholder lawsuit
    $19.3 million of restructuring and reorganization costs
    $10.0 million in gains from the sale of securities previously written down
    $9.2 million of stock-based compensation expense
    $1.0 million of severance and related costs.
  Diluted loss per common share was ($0.69), including a negative $1.58 per share impact due to the aforementioned forfeiture and legal expenses, a negative $0.17 per share impact from restructuring and reorganization costs, a negative $0.08 per share impact from stock-based compensation, offset by a $0.09 per share benefit from gains on the sales of securities previously written down.

Fourth quarter highlights:

  Total revenue was $354.4 million, an increase of 10 percent over the prior year.
    Total fee and other revenue increased 10 percent to $351.3 million, from $318.7 million in the prior year.
    Money transfer fee and other revenue increased 12 percent over the prior year to $306.9 million, and increased 13 percent on a constant currency basis.
  Money transfer transaction volume increased 14 percent over the prior year, led by:
    18 percent growth in sends originated outside of the U.S.
    15 percent growth in U.S. outbound on the strength of U.S.-to-Mexico sends, which grew 24 percent
    9 percent growth in U.S.-to-U.S. sends.
  During the quarter, 36 percent of money transfer transactions originated outside of the U.S., 34 percent were U.S. outbound and 30 percent were U.S.-to-U.S. For money transfer revenue, 47 percent was from transactions originated outside of the U.S., 28 percent was U.S. outbound and 25 percent was U.S.-to-U.S.
  The bill payment business showed 3 percent transaction growth driven by new channel expansion and revenue declined 2 percent over the prior year, excluding the PropertyBridge divestiture.
  Global agent locations increased 16 percent to more than 310,000.
  Adjusted EBITDA increased 7 percent to $71.7 million and in constant currency, adjusted EBITDA increased 8 percent to $72.3 million. Adjusted EBITDA margin was 20.2 percent, down from 20.9 percent for the same period last year. Adjusted EBITDA was negatively impacted by higher compensation and benefits expense, along with the items that negatively impacted adjusted EBITDA for the full year.
  For the quarter EBITDA was $71.3 million and net income was $20.2 million. Both EBITDA and net income were impacted by $10.0 million in gains from the sale of securities previously written down, $5.1 million of restructuring and reorganization costs, $3.7 million of legal expenses related to the MDPA investigation and the settled shareholder lawsuit, and $1.6 million of stock-based compensation.
  Diluted income per common share was $0.28, including a $0.09 per share benefit from gains on the sales of securities previously written down, a negative $0.03 per share impact due to the legal expenses, a negative $0.04 per share impact from restructuring and reorganization costs, and a negative $0.01 per share impact from stock-based compensation.

“We are very pleased with our accomplishments in 2012. In spite of a weak global economy and a competitive environment, we continued to excel, achieving double-digit growth in money transfer transaction volume, constant currency revenue, and agent locations. We delivered strong free cash flow while investing in our business for long-term growth,” said Pamela H. Patsley, chairman and chief executive officer. “MoneyGram is well positioned in a dynamic growing industry, one that provides a valuable service to the billions of unbanked and underbanked consumers worldwide. Our business is resilient and we have a talented team committed to ensuring that MoneyGram remains a leader in the global financial services industry.”

Balance Sheet

MoneyGram ended the year with assets in excess of payment service obligations of $227.9 million, and outstanding debt principal of $809.9 million. Interest expense for the year was $70.9 million, down $15.3 million from the prior year as a result of refinancing activities. Income tax expense for the year was $40.4 million, with $2.9 million in cash tax payments.

Cash Flow

Free cash flow for the quarter was $23.4 million, up 16 percent from the prior year. For the full year, free cash flow was $115.0 million, up 9 percent from the prior year period. This was driven by strong money transfer results and lower interest payments, partially offset by higher capital expenditures and signing bonuses.

Market Developments

  Signed a five-year exclusive contract with Tesco Bank to provide MoneyGram money transfer services in up to 800 Tesco store locations across the U.K. and the Republic of Ireland.
  Entered into an agreement with Dollar General to provide our MoneyGram in-lane service at its 10,000 stores, further expanding our U.S. agent network to approximately 50,000 locations.
  Grew self-service and new channel revenue by 50 percent in 2012, which represented 5 percent of money transfer revenue.
  Expanded our relationship with Movistar Remesas, a leading Spanish remittance company, giving our customers in Spain the ability to now send money from their mobile phones to any MoneyGram location.
  Other network expansion activities during the quarter:
    Completed the roll-out of Continente, Portugal’s largest retailer with 140 locations and approximately 180 million visits per year
    Signed a home delivery contract with Banco Union, allowing more convenient money transfer services in the Dominican Republic
    Crossed the 20,000 location milestone in Africa, and announced Casablanca as a regional hub
    Continued to expand our network locations across Australia through the signing of PFG Money, a leading distributor of remittance services in Australia
    Signed Svyaznoy, an independent phone retailer in Russia, which will further expand our services to the retail sector in Russia
    Signed Orange Romania, the largest telecommunications operator in Romania with 100 locations and more than 10 million customers
    Added 12 financial institutions in the U.S. to offer our money transfer and bill payment services
    Continued our bill pay portfolio expansion and added more than 600 new billers

Global Funds Transfer Segment Results

For the quarter, total revenue was up 11 percent to $332.9 million and money transfer fee and other revenue increased 12 percent to $306.9 million. On a constant currency basis money transfer fee and other revenue increased 13 percent, the Company’s seventh consecutive quarter of double-digit growth.

Bill payment transaction volume in the quarter increased 1 percent, while fee and other revenue decreased 3 percent to $26.0 million from the fourth quarter of 2011. Excluding the fourth quarter 2011 divestiture, transactions increased 3 percent and fee and other revenue decreased 2 percent.

During the quarter, the segment reported operating income of $38.4 million and operating margin of 11.5 percent. Adjusted operating margin was 13.6 percent in the quarter, down from 14.0 percent in the prior year due to higher compensation and benefits expense, higher compliance-related investments, and lower investment revenue.

For the full year, total revenue was up 9 percent to $1,255.2 million, and money transfer fee and other revenue increased 10 percent to $1,148.5 million. On a constant currency basis, money transfer fee and other revenue increased 13 percent.

Bill payment transaction volume for the year decreased 3 percent, while fee and other revenue decreased 6 percent to $106.1 million from the prior year. Excluding the prior year divestiture, transactions increased 5 percent and fee and other revenue decreased 1 percent.

For the full year, the segment reported operating income of $149.6 million and operating margin of 11.9 percent. Adjusted operating margin was 14.0 percent, up from 13.7 percent in the prior year as a result of greater operating leverage.

Financial Paper Products Segment Results

For the quarter, total revenue was $21.0 million, down 1 percent compared to the prior year. Operating income was $8.1 million, up from $5.9 million in the fourth quarter of 2011. Operating margin was 38.6 percent. Adjusted operating margin was 40.5 percent in the quarter, up from 33.3 percent in the same period last year.

For the full year, total revenue was $84.5 million, down 9 percent compared to the prior year. Operating income was $32.7 million, up from $29.2 million in the prior year. Operating margin was 38.7 percent and adjusted operating margin was 41.4 percent, up from 36.3 percent in the prior year. Segment margins benefitted from a lower rate of decline in investible balances.

Outlook

For fiscal year 2013, management is estimating total constant currency revenue growth of 6 percent to 9 percent and constant currency adjusted EBITDA growth of 3 percent to 6 percent.

“We remain committed to achieving double-digit money transfer transaction growth and increasing our free cash flow. This outlook reflects continuing our investment in products, systems and services for the long-term yet allows us to absorb short-term industry pricing moves. We are very pleased with our results even after the pricing environment changed, and therefore, we have not yet implemented many of the pricing changes contemplated in our outlook,” said Patsley. “We have the right strategy to continue to capture share in a dynamic and growing global financial services industry. MoneyGram’s compelling products and services are relevant to the needs of an expanding consumer base. We are optimistic about 2013.”

Non-GAAP Measures

In addition to results presented in accordance with GAAP, this press release and related tables include certain non-GAAP financial measures, including a presentation of EBITDA (earnings before interest, taxes, depreciation and amortization, including agent signing bonus amortization), Adjusted EBITDA (EBITDA adjusted for significant items), Adjusted EBITDA Margin and Free Cash Flow (Adjusted EBITDA less cash interest expense, cash tax expense, cash payments for capital expenditures and agent signing bonuses). In addition, we also present Adjusted Operating Income and Adjusted Operating Margin for our two reporting segments. The following tables include a full reconciliation of these non-GAAP financial measures to the related GAAP financial measures.

We believe that these non-GAAP financial measures provide useful information to investors because they are an indicator of the strength and performance of ongoing business operations, including our ability to service debt and fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within our industry. In addition, the Company’s debt agreements require compliance with financial measures based on EBITDA and Adjusted EBITDA. Finally, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow are financial measures used by management in reviewing results of operations, forecasting, assessing cash flow and capital, allocating resources or establishing employee incentive programs. Although MoneyGram believes the above non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an exclusive alternative to accompanying GAAP financial measures.

Description of Tables

Table One – Consolidated Statements of Income (Loss)
Table Two – Segment Results
Table Three – Segment Reconciliations
Table Four – EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin
Table Five – Consolidated Balance Sheets
Table Six – Assets in Excess of Payment Service Obligations
Table Seven – Free Cash Flow

Conference Call

MoneyGram International will host a conference call today at 9 a.m. ET, 8 a.m. CT, to discuss its fourth quarter results. Pamela H. Patsley, chairman and chief executive officer, will host the call. The conference call can be accessed by calling 1-800-946-0785 (U.S.) and +1-719-325-2115 (International). The participant code is 7174726. Slides are available on MoneyGram’s website at moneygram.com. A replay of the conference call will be available at noon ET on February 6, 2013 through 11:59 p.m. ET on February 13, 2013. The replay of the call is available at 1-877-870-5176 (U.S.) or +1-858-384-5517 (International). The replay participant code is 7174726.

About MoneyGram International, Inc.

MoneyGram, a leading money transfer company, enables consumers who are not fully served by traditional financial institutions to meet their financial needs. MoneyGram offers bill payment services in the United States and Canada and money transfer services worldwide through a global network of more than 310,000 agent locations – including retailers, international post offices and financial institutions – in 197 countries and territories. To learn more about money transfer or bill payment at an agent location or online, please visit moneygram.com or connect with us on Facebook.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to, among other things, the financial condition, results of operations, plans, objectives, future performance and business of MoneyGram and its subsidiaries. Forward-looking statements can be identified by words such as “believes,” “estimates,” “expects,” “projects,” “plans,” “will,” “should,” “could,” “would” and other similar expressions. These forward-looking statements speak only as of the date they are made, and MoneyGram undertakes no obligation to publicly update or revise any forward-looking statement, except as required by federal securities law. These forward-looking statements are based on management’s current expectations and are subject to certain risks, uncertainties and changes in circumstances due to a number of factors. These factors include, but are not limited to: our ability to compete effectively; our ability to maintain key agent, Global Funds Transfer agent or biller relationships, or a reduction in transaction volume from these relationships; our ability to manage fraud risks from consumers or agents; the ability of us and our agents to comply with U.S. and international laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; litigation or investigations involving MoneyGram or its agents, including the outcome of ongoing investigations by several state governments, which could result in material settlements, fines or penalties; uncertainties relating to compliance with and the impact of the deferred prosecution agreement entered into with the U.S. federal government and the effect of the deferred prosecution agreement on the Company’s reputation and business; our offering of money transfer services through agents in regions that are politically volatile or, in a limited number of cases, are subject to certain restrictions by the Office of Foreign Assets Control; changes in tax laws or an unfavorable outcome with respect to the audit of our tax returns or tax positions, or a failure by us to establish adequate reserves for tax events; our substantial debt service obligations, significant debt covenant requirements and credit rating; sustained financial market illiquidity, or illiquidity at our clearing, cash management and custodial financial institutions; the ability of MoneyGram and its agents to maintain adequate banking relationships; concerns regarding the European debt crisis; a security or privacy breach in our facilities, networks or databases; disruptions to our computer network systems and data centers; continued weakness in economic conditions, in both the United States and global markets; weakened consumer confidence in our business or money transfers generally; a significant change, material slow down or complete disruption of international migration patterns; our ability to manage credit risks from our retail agents and official check financial institution customers; our ability to retain partners to operate our official check and money order businesses; our ability to successfully develop and timely introduce new and enhanced products and services or investments in unsuccessful new products, services or infrastructure changes; our ability to manage risks associated with our international sales and operations; our ability to adequately protect our brand and intellectual property rights and to avoid infringing on the rights of others; our ability to attract and retain key employees; our ability to manage risks related to the operation of retail locations and the acquisition or start-up of businesses; our ability to maintain effective internal controls; our capital structure and the special voting rights provided to designees of Thomas H. Lee Partners, L.P. on our Board of Directors; and the risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of MoneyGram’s public reports filed with the SEC, including MoneyGram’s Form 10-K for the year ended December 31, 2011 and its Form 10-Q for the quarter ended September 30, 2012.

TABLE ONE
MONEYGRAM INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,		2012 vs	December 31,		2012 vs
(Amounts in millions, except per share data)	2012	2011	2011	2012	2011	2011

REVENUE
Fee and other revenue	$351.3	$318.7	$32.6	$1,328.6	$1,230.9	$97.7
Investment revenue	3.1	3.1	-	12.6	16.9	(4.3)
Total revenue	354.4	321.8	32.6	1,341.2	1,247.8	93.4
EXPENSES
Fee and other commissions expense	158.2	141.9	16.3	599.2	547.6	51.6
Investment commissions expense	0.1	0.1	-	0.3	0.4	(0.1)
Total commissions expense	158.3	142.0	16.3	599.5	548.0	51.5
Compensation and benefits	68.7	57.9	10.8	241.6	235.7	5.9
Transaction and operations support	63.9	61.3	2.6	355.7	227.8	127.9
Occupancy, equipment and supplies	11.1	13.3	(2.2)	47.7	47.7	-
Depreciation and amortization	11.7	11.1	0.6	44.3	46.0	(1.7)
Total operating expenses	313.7	285.6	28.1	1,288.8	1,105.2	183.6
OPERATING INCOME	40.7	36.2	4.5	52.4	142.6	(90.2)
Other expense (income)
Net securities gains	(10.0)	-	(10.0)	(10.0)	(32.8)	22.8
Interest expense	17.7	20.4	(2.7)	70.9	86.2	(15.3)
Debt extinguishment costs	-	32.3	(32.3)	-	37.5	(37.5)
Other	-	1.5	(1.5)	0.4	11.9	(11.5)
Total other expense, net	7.7	54.2	(46.5)	61.3	102.8	(41.5)
Income (loss) before income taxes	33.0	(18.0)	51.0	(8.9)	39.8	(48.7)
Income tax expense (benefit)	12.8	(21.1)	33.9	40.4	(19.6)	60.0
NET INCOME (LOSS)	$20.2	$3.1	$17.1	$(49.3)	$59.4	$(108.7)

Earnings (loss) per common share:
Basic	$0.28	$0.04	$0.24	$(0.69)	$(9.03)	$8.34
Diluted	$0.28	$0.04	$0.24	$(0.69)	$(9.03)	$8.34

Net income (loss) available to common stockholders:
Net income (loss) as reported	$20.2	$3.1	$17.1	$(49.3)	$59.4	$(108.7)
Accrued dividends on mezzanine equity	-	-	-	-	(30.9)	30.9
Accretion on mezzanine equity	-	-	-	-	(80.0)	80.0
Additional consideration issued in connection with
conversion of mezzanine equity	-	-	-	-	(366.8)	366.8
Cash dividends paid on mezzanine equity	-	-	-	-	(20.5)	20.5
Net income (loss) available to common stockholders	$20.2	$3.1	$17.1	$(49.3)	$(438.8)	$389.5

Shares used in computing earnings (loss) per share: (1)
Basic	71.5	71.5	-	71.5	48.6	22.9
Diluted	71.6	71.7	(0.1)	71.5	48.6	22.9

(1) Includes common stock equivalents of 13.7 million for the three and twelve months ended December 31, 2012, respectively. The following weighted-average potential common shares are excluded from diluted income (loss) per common share as their effect is anti-dilutive. All potential common shares are anti-dilutive in periods of net loss available to common stockholders.

Shares related to stock options	3.9	4.8		4.9	5.1
Shares related to restricted stock and restricted stock units	0.5	-		0.5	0.1
Shares related to preferred stock	-	-		-	21.0

TABLE TWO
MONEYGRAM INTERNATIONAL, INC.
SEGMENT RESULTS
(Unaudited)

Global Funds Transfer
	Three Months Ended			Year Ended
	December 31,		2012 vs	December 31,		2012 vs
(Amounts in millions)	2012	2011	2011	2012	2011	2011

Money transfer revenue:
Fee and other revenue	$306.9	$273.3	$33.6	$1,148.5	$1,039.5	$109.0
Investment revenue	-	0.2	(0.2)	0.6	0.6	-
Bill payment revenue:
Fee and other revenue	26.0	26.7	(0.7)	106.1	112.6	(6.5)
Investment revenue	-	-	-	-	-	-
Total revenue	332.9	300.2	32.7	1,255.2	1,152.7	102.5

Commissions expense	157.8	141.5	16.3	597.6	545.7	51.9

Operating income	$38.4	$33.4	$5.0	$149.6	$124.8	$24.8

Operating margin	11.5%	11.1%		11.9%	10.8%

Financial Paper Products
	Three Months Ended			Year Ended
	December 31,		2012 vs	December 31,		2012 vs
(Amounts in millions)	2012	2011	2011	2012	2011	2011

Money order revenue:
Fee and other revenue	$13.6	$13.8	$(0.2)	$55.4	$57.3	$(1.9)
Investment revenue	0.5	0.5	-	2.1	3.1	(1.0)
Official check revenue:
Fee and other revenue	4.6	4.9	(0.3)	18.3	21.1	(2.8)
Investment revenue	2.3	2.1	0.2	8.7	11.8	(3.1)
Total revenue	21.0	21.3	(0.3)	84.5	93.3	(8.8)

Commissions expense	0.5	0.5	-	1.9	2.4	(0.5)

Operating income	$8.1	$5.9	$2.2	$32.7	$29.2	$3.5

Operating margin	38.6%	27.7%		38.7%	31.3%

TABLE THREE
MONEYGRAM INTERNATIONAL, INC.
SEGMENT RECONCILIATIONS
(Unaudited)

Global Funds Transfer
	Three Months Ended			Year Ended
	December 31,		2012 vs	December 31,		2012 vs
(Amounts in millions)	2012	2011	2011	2012	2011	2011

Revenue (as reported)	$332.9	$300.2	$32.7	$1,255.2	$1,152.7	$102.5

Adjusted operating income	$45.3	$42.0	$3.3	$176.2	$157.9	$18.3

Restructuring and reorganization costs	(5.4)	(5.1)	(0.3)	(18.3)	(19.2)	0.9
Stock-based compensation expense	(1.5)	(3.5)	2.0	(8.3)	(13.9)	5.6
Total adjustments	(6.9)	(8.6)	1.7	(26.6)	(33.1)	6.5

Operating income (as reported)	$38.4	$33.4	$5.0	$149.6	$124.8	$24.8

Adjusted operating margin	13.6%	14.0%		14.0%	13.7%
Total adjustments	(2.1%)	(2.9%)		(2.1%)	(2.9%)
Operating margin (as reported)	11.5%	11.1%		11.9%	10.8%

Financial Paper Products
	Three Months Ended			Year Ended
	December 31,		2012 vs	December 31,		2012 vs
(Amounts in millions)	2012	2011	2011	2012	2011	2011

Revenue (as reported)	$21.0	$21.3	$(0.3)	$84.5	$93.3	$(8.8)

Adjusted operating income	$8.5	$7.1	$1.4	$35.0	$33.8	$1.2

Restructuring and reorganization costs	(0.2)	(0.6)	0.4	(1.3)	(2.3)	1.0
Stock-based compensation expense	(0.2)	(0.6)	0.4	(1.0)	(2.3)	1.3
Total adjustments	(0.4)	(1.2)	0.8	(2.3)	(4.6)	2.3

Operating income (as reported)	$8.1	$5.9	$2.2	$32.7	$29.2	$3.5

Adjusted operating margin	40.5%	33.3%		41.4%	36.3%
Total adjustments	(1.9%)	(5.6%)		(2.7%)	(5.0%)
Operating margin (as reported)	38.6%	27.7%		38.7%	31.3%

TABLE FOUR
MONEYGRAM INTERNATIONAL, INC.
EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(Amounts in millions)	2012	2011	2012	2011

Income (loss) before income taxes	$33.0	$(18.0)	$(8.9)	$39.8
Interest expense	17.7	20.4	70.9	86.2
Depreciation and amortization	11.7	11.1	44.3	46.0
Amortization of agent signing bonuses	8.9	8.5	33.6	32.6
EBITDA	71.3	22.0	139.9	204.6

Significant items impacting EBITDA:
Net securities gains	(10.0)	-	(10.0)	(32.8)
Severance and related costs (1)	-	-	1.0	-
Restructuring and reorganization costs	5.1	6.2	19.3	23.5
Capital transaction costs (2)	-	1.0	-	6.4
Asset impairment charges (3)	-	0.7	-	3.4
Contribution from investors (4)	-	-	0.3	-
Debt extinguishment (5)	-	32.3	-	37.5
Stock-based compensation expense	1.6	4.1	9.2	16.3
Legal expenses (6)	3.7	0.9	119.2	4.8
Adjusted EBITDA	$71.7	$67.2	$278.9	$263.7

Adjusted EBITDA margin (7)	20.2%	20.9%	20.8%	21.1%

(1) Severance and related costs from executive terminations.
(2) Professional and legal fees related to the 2011 Recapitalization.
(3) Impairments of assets in 2011 related to disposition activity.
(4) Expense resulting from payment by an investor to Walmart upon liquidation of their investment and as required by the Participation Agreement.
(5) Debt extinguishment loss upon the termination of the senior facility in connection with the 2011 Recapitalization.

(6) Legal expenses for 2012 primarily include the forfeiture related to the settlement of the investigation by the U.S. Attorney's Office for the Middle District of Pennsylvania and the settlement of the shareholder lawsuit, as well as legal expenses related to these matters. Legal expenses for 2011 related primarily to the shareholder derivative litigation.

(7) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Total Revenue.

TABLE FIVE
MONEYGRAM INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
(Amounts in millions, except share and per share data)	2012	2011
ASSETS
Cash and cash equivalents	$-	$-
Cash and cash equivalents (substantially restricted)	2,683.2	2,572.2
Receivables, net (substantially restricted)	1,206.5	1,220.1
Short-term investments (substantially restricted)	450.1	522.0
Available-for-sale investments (substantially restricted)	63.5	102.8
Property and equipment	127.9	116.3
Goodwill	428.7	428.7
Other assets	190.7	213.5
Total assets	5,150.6	5,175.6

LIABILITIES
Payment service obligations	$4,175.4	$4,205.4
Debt	809.9	810.9
Pension and other postretirement benefits	126.8	120.3
Accounts payable and other liabilities	199.9	149.2
Total liabilities	5,312.0	5,285.8

STOCKHOLDERS' DEFICIT
Participating Convertible Preferred Stock - Series D, $0.01 par value, 200,000 shares authorized,
109,239 issued at December 31, 2012 and December 31, 2011, respectively	281.9	281.9
Common Stock, $0.01 par value, 162,500,000 shares authorized, 62,263,963 shares issued at
December 31, 2012 and December 31, 2011, respectively	0.6	0.6
Additional paid-in capital	1,001.0	989.2
Retained loss	(1,265.9)	(1,216.6)
Accumulated other comprehensive loss	(52.3)	(38.0)
Treasury stock: 4,407,038 and 4,429,184 shares at December 31, 2012 and December 31, 2011, respectively	(126.7)	(127.3)
Total stockholders' deficit	(161.4)	(110.2)
Total liabilities and stockholders' deficit	$5,150.6	$5,175.6

TABLE SIX
MONEYGRAM INTERNATIONAL, INC.
ASSETS IN EXCESS OF PAYMENT SERVICE OBLIGATIONS
(Unaudited)

	December 31,	September 30,	June 30,	March 31,
(Amounts in millions)	2012	2012	2012	2012

Cash and cash equivalents	$2,683.2	$2,539.8	$2,548.3	$2,547.3
Receivables, net	1,206.5	1,330.0	1,266.9	1,210.5
Short-term investments	450.1	524.4	524.1	525.4
Available-for-sale investments	63.5	79.9	85.3	93.1
	4,403.3	4,474.1	4,424.6	4,376.3
Payment service obligations	(4,175.4)	(4,208.0)	(4,156.0)	(4,152.7)
Assets in excess of payment service obligations	$227.9	$266.1	$268.6	$223.6

TABLE SEVEN
MONEYGRAM INTERNATIONAL, INC.
FREE CASH FLOW
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(Amounts in millions)	2012	2011	2012	2011

Adjusted EBITDA (1)	$71.7	$67.2	$278.9	$263.7

Cash payments for interest	(16.3)	(19.0)	(65.2)	(79.1)
Cash payments for tax	(2.0)	(3.8)	(2.9)	(4.4)
Cash payments for capital expenditures	(16.4)	(11.1)	(59.6)	(41.7)
Cash payments for agent signing bonuses	(13.6)	(13.1)	(36.2)	(33.0)

Free Cash Flow	$23.4	$20.2	$115.0	$105.5

(1) See Table 4, Adjusted EBITDA, for reconciliation to relevant GAAP measures and description of adjustments

CONTACT:
MoneyGram International, Inc.
Media:
Patty Sullivan, 214-303-9923
media@moneygram.com
or
Investors:
Eric Dutcher, 214-979-1400
ir@moneygram.com